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                                                                     Exhibit 5.2


                         [WOODBURN AND WEDGE LETTERHEAD]

                                  July 2, 2002


Magnum Hunter Resources, Inc.
600 East Las Colinas Blvd.
Suite 1100
Irving, Texas 75039

               Re:  Registration Statement on S-4

Ladies and Gentlemen:

          We have acted as special Nevada counsel to Mangum Hunter Resources, Inc., a Nevada corporation (the "Company"), in connection with the registration, pursuant to a registration statement on Form S-4 (as may be amended, the "Registration Statement"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), of the proposed offer by the Company to exchange (the "Exchange Offer") all outstanding 9.60% Senior Subordinated Notes due 2012 ($300 million aggregate principal amount outstanding) (the "Old Notes") of the Company for new 9.60% Senior Subordinated Notes due 2012 ($300 million aggregate principal amount) (the "New Notes") of the Company. The Old Notes have been, and the New Notes will be, issued pursuant to an Indenture (the "Indenture") dated as of March 15, 2002 among the Company, Bankers Trust Company, as Trustee, and certain guarantors party thereto.

          We have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.

          Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth hereinafter, we are of the opinion that:

          1. The Company is a corporation validly existing and in good standing under the laws of the State of Nevada.

          2. The Company has the power and authority to own its properties and conduct its business as described in the Registration Statement.

          3. The Company has all power and authority necessary to execute and deliver the Indenture and the New Notes and to perform its obligations thereunder.

          4. The Company has duly authorized, executed and delivered the Indenture.

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Magnum Hunter Resources, Inc.
July 2, 2002
Page 2

          5. The New Notes have been duly authorized by all necessary corporate action on the part of the Company and, when executed by the Company, properly authenticated and delivered by the Trustee pursuant to the Indenture, and exchanged for Old Notes in accordance with the Indenture and the Exchange Offer, will be duly issued and delivered by the Company.

          The opinions herein are limited to the matters expressly set forth herein and no opinion is implied or may be inferred beyond the matters expressly stated. We disclaim any obligation to update this opinion letter for events occurring after the date of this opinion letter, or as a result of knowledge acquired by us after that date, including changes in any of the statutory or decisional law after the date of this opinion letter. We are members of the State Bar of Nevada and this opinion letter is limited to the effect of the laws of the State of Nevada. We express no opinion as to the effect and application of any United States federal law, rule or regulation or as to the effect and application of any securities or blue sky laws of any state, including the State of Nevada.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the prospectus forming a part of the Registration Statement under the caption "Legal Matters." In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder. We also consent to your filing copies of this opinion as an exhibit to the Registration Statement.


                                                     Very truly yours,

                                                     WOODBURN and WEDGE



                                                     /s/  Kirk S. Schumacher
                                                     ---------------------------
                                                     Kirk S. Schumacher, Esq.